Exhibit 5.1

Our ref: VSL/766305-000001/18338045v1

AnPac Bio-Medical Science Co., Ltd.

801 Bixing Street, Bihu County

Lishui, Zhejiang Province, 323006

People’s Republic of China

29 September 2020

AnPac Bio-Medical Science Co., Ltd. (the “Company”)

We have acted as counsel as to British Virgin Islands law to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the offering by the Company (the “Offering”) of certain American depositary shares (the “ADSs”) representing the Company’s Class A Ordinary Shares of a par value of US$0.01 each (the “Class A Ordinary Shares”) issuable upon conversion of the Company’s Class A Preference Shares of a par value of US$0.01 each (the “Class A Preference Shares”).

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

1                                         Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1                               The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 28 September 2020, including the Company’s Certificate of Incorporation and the Third Amended and Restated Memorandum and Articles of Association of the Company (the “Memorandum and Articles”) as registered on 27 January 2020.

1.2                               The Fourth Amended and Restated Memorandum and Articles of Association of the Company as adopted by the Directors’ Resolutions (the “Fourth Amended and Restated Memorandum and Articles”).

1.3                               The written resolutions of the board of directors of the Company dated 25 September 2020 (the “Directors’ Resolutions”).

1.4                               A certificate of good standing with respect to the Company issued by the Registry of Corporate Affairs dated 30 June 2020 (the “Certificate of Good Standing”).

1.5                               A certificate from a director of the Company (a copy of which is attached as Annexure B) (the “Director’s Certificate”).

1.6                               The Registration Statement.

2                                         Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter.  These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter.  In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing.  We have also relied upon the following assumptions, which we have not independently verified:

2.1                               Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2                               All signatures, initials and seals are genuine.

2.3                               All public records of the Company which we have examined are accurate and the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs is true and complete and such information has not since then been altered and such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.4                               The Fourth Amended and Restated Memorandum and Articles will have been duly registered by the Registry of Corporate Affairs prior to the issue and allotment of the Class A Preference Shares and will remain in full force and effect and be unamended.

2.5                               There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.6                               There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below.

3                                         Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                               The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (as amended) (the “Act”), is in good standing at the Registry of Corporate Affairs, and is validly existing under the laws of the British Virgin Islands.

3.2                               Based solely on the Fourth Amended and Restated Memorandum and Articles, the maximum number of shares that the Company is authorised to issue is 100,700,000 shares of a par value of US$0.01 each, comprising of (i) 70,000,000 Class A Ordinary Shares of a par value of US$0.01 each, (ii) 30,000,000 Class B Ordinary Shares of a par value of US$0.01 each, and (iii) 700,000 Class A Preference Shares of a par value of US$0.01 each.

3.3                               The issue and allotment of the Class A Preference Shares and the Class A Ordinary Shares have been duly authorised and when allotted, issued and paid for pursuant to the Share Purchase Agreement and as contemplated in the Registration Statement (as the case may be), the Class A Preference Shares and the Class A Ordinary Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4                               The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of British Virgin Islands law, are accurate in all material respects and that such statements constitute our opinion.

4                                         Qualifications

The opinions expressed above are subject to the following qualifications:

4.1                               To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2                               Under section 42 of the Act, the entry of the name of a person in the register of members of a company as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person.  A third party interest in the shares in question would not appear.  An entry in the register of members may yield to a court order for rectification (for example, in the event of inaccuracy or omission).

4.3                               In this opinion, the phrase “non-assessable” means, with respect to the shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

4.4                               Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Annexure A

Director’s Certificate

Director’s Certificate

September 25, 2020

To:                             Maples and Calder (Hong Kong) LLP

26th Floor, Central Plaza

18 Harbour Road

Hong Kong

AnPac Bio-Medical Science Co., Ltd. (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion in relation to certain aspects of British Virgin Islands law (the “Opinion”).  Unless otherwise defined herein, capitalised terms used in this certificate have the meaning given to them in the Opinion.  I hereby certify that:

1                                         The Memorandum and Articles remain in full force and effect and are unamended, save and except for the adoption of the Fourth Amended and Restated Memorandum and Articles pursuant to the Directors’ Resolutions, upon registration of the same.

2                                         The Directors’ Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by each director of the Company) and have not been amended, varied or revoked in any respect.

3                                         The members of the Company (the “Members”) have not restricted or limited the powers of the directors of the Company in any way.

4                                         Upon registration of the Fourth Amended and Restated Memorandum and Articles, the Company shall be authorised to issue a maximum of 100,000,000 shares with a par value of US$0.01 each comprising (i) 70,000,000 Class A Ordinary Shares with a par value of US$0.01 each (“Class A Ordinary Shares”), (ii) 30,000,000 Class B Ordinary Shares with a par value of US$0.01 each (“Class B Ordinary Shares”), and (iii) 700,000 Class A Preference Shares with a par value of US$0.01 each.

5                                         The directors of the Company at the date of the Directors’ Resolutions and at the date of this certificate were and are as follows:

Yu Lin

Chris Chang Yu

Gu Jiefeng

Guo Feng

Sarah Mae Yu

Ren Luo

Xing Pu

6                                         Each director of the Company considers the transactions contemplated by the Share Purchase Agreement and the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions the subject of the Opinion.

7                                         Neither the Company nor any of its subsidiaries (if any) has an interest in any land in the British Virgin Islands.

8                                         To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction.  Nor have the directors and/or Members taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company.  Nor has any receiver been appointed over any of the Company’s property or assets.

9                                         The Company has at no time had employees.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion, unless I shall have previously notified you in writing personally to the contrary.

[signature page follows]

Signature:	/s/ Chris Chang Yu

Name:	Chris Chang Yu

Title:	Chairman of the Board of Directors